Exhibit 14.1

Calgon Carbon Corporation

Code of Business Conduct and Ethics

Purpose

This Code reaffirms Calgon Carbon Corporation’s (Calgon Carbon) commitment to conduct its business in accordance with all applicable laws and the highest standards of business ethics and to ensure that all persons to whom this Code is applicable are aware of such standards, both legal and ethical. Some important purposes of the Code are to identify areas of ethical risk for directors, officers, and employees, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability.

Applicability

This Code applies to all directors, officers, and full-time and part-time employees of Calgon Carbon and those of its wholly owned domestic subsidiaries. This Code, shall apply to each foreign subsidiary and other affiliates of Calgon Carbon unless otherwise specifically mandated by local law. In addition to this Code, directors, officers, and employees are subject to the provisions of applicable policies, procedure and plant work rules or plant rules of conduct. Anyone who engages in prohibited conduct is subject to appropriate disciplinary action, including discharge. Appropriate cases may also be called to the attention of governmental enforcement agencies. References herein to “employee” or “employees” also include “directors” and “officers.”

Standards of Conduct

Acceptance of a Calgon Carbon or Chemviron Carbon executive or management position at any level includes acceptance of responsibility to uphold the Company’s policies governing ethical business practices. It also includes acceptance of responsibility to inculcate proper ethical behavior among subordinates and to act with the assurance that the Company is unwilling to seek any business advantage that involves unethical conduct.

Every Calgon Carbon and Chemviron Carbon employee is responsible for adhering to business practices that are in accordance with the letter and spirit of the applicable laws and with ethical principles that reflect the highest standards of corporate and individual behavior.

Any employee who is uncertain about a standard of conduct, or the application of a law or regulation, should seek guidance as described under “Guidance Available.” All employees will be held accountable, as appropriate, for complying with the Code and the underlying corporate policies.

Safety and Health

The safety and health of all employees is of paramount importance to Calgon Carbon. Company policies have been adopted and various federal, state and local laws have been enacted to protect employees’ safety and health. Calgon Carbon is committed to ensuring that employees are aware of applicable regulations and that employees receive appropriate training concerning safety and health requirements. It is the employee’s responsibility, for the employee’s own benefit and for the benefit of all other employees, to be aware of and comply with all applicable safety and health requirements. All employees are required to execute their duty in a safe manner. Working safely is a condition of employment.

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Dangerous or unsafe conditions should be reported immediately to the appropriate management personnel.

Discriminatory Harassment

The law prohibits employees in the workplace from engaging in discriminatory harassment, and Calgon Carbon has established a zero tolerance policy for any act of discriminatory harassment. An employee must not engage in any threatening, intimidating or hostile activity, or use epithets or slurs that relate to race, color, religion, gender, marital status, national origin, citizenship, age, veteran status or physical or mental disability. Likewise, an employee may not send to any co-employee or display or circulate in the workplace any written or graphic material that indicates or shows hostility toward an individual or group because of that individual’s or group’s race, color, religion, gender, marital status, national origin, citizenship, age, veteran status or physical or mental disability or take any action adverse to any other employee on that basis. A complaint procedure has been established, and any complaint should be directed to the appropriate member of management or Human Resources.

Sexual Harassment

Sexual harassment in the workplace is expressly prohibited by law, and Calgon Carbon has established a zero tolerance policy to maintain a work environment free of all forms of sexual harassment. Sexual harassment is defined as an unwelcome sexual advance, any request for sexual favors, or any other verbal or physical conduct of a sexual nature in the workplace when submission to such conduct is made a condition of an individual’s employment or is used as the basis for employment decisions affecting such individual or creates a hostile work environment. Calgon Carbon does not condone sexual harassment, whether committed by Calgon Carbon employees or by employees of vendors, suppliers, contractors or customers; such persons will be subject to appropriate corrective action for violations. Likewise, Calgon Carbon bans pornographic material at any of its facilities. As with discriminatory harassment, the individual violator and Calgon Carbon may be found liable for civil damages. A complaint procedure has been established, and any complaint should be directed to the appropriate member of management or Human Resources at the phone number used for reporting purposes, which is shown at the end of this document.

Environmental

Calgon Carbon requires its employees to comply with all environmental laws and regulations applicable to their activities in the workplace. Environmental compliance is everyone’s responsibility. Each employee is responsible for understanding the environmental consequences of his or her job and performing it in an environmentally safe manner. Company-wide responsibility for environmental compliance is held by the Environmental, Health and Safety department. Each operating facility is part of an environmental organization having local responsibility for environmental compliance programs. Questions, concerns or suggestions about environmental compliance should be directed to the Environmental, Health and Safety Director, your supervisor or to the local environmental organization or plant manager. If an employee becomes aware of any actual or potential adverse environmental impacts caused by Company operations, he or she should promptly advise an appropriate individual in corporate or plant management so that any necessary corrective action can be taken.

Antitrust

The federal government, most state governments, and many foreign governments have enacted antitrust or “competition” laws intended to preserve independent competition among

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competitors and prohibit activities that are unreasonable restraints of trade. Certain types of restraints are always considered to be illegal under the laws of the United States and many countries, and employees must be alert to avoid even the appearance of such conduct. Some clear examples of antitrust violations are: price fixing, bid rigging, market or customer allocation, production allocation and group boycotts such as joint refusals to deal. If an employee violates the antitrust laws, the employee may be subject to personal criminal liability, including fines and imprisonment. Calgon Carbon may also be exposed to both criminal and civil liability, including treble civil damages. The defense of an antitrust claim, even when successful, can be time consuming, burdensome and extremely expensive for Calgon Carbon. Accordingly, an employee must not engage in any prohibited activity, and must strive to avoid even the appearance of a possible violation. An employee with sales and marketing responsibilities or commercial contacts or who attends trade association or industrial group meetings must be particularly aware of these obligations under the antitrust laws. Further details are provided in the Calgon Carbon Antitrust Policy Statement. If an employee has a question concerning a specific situation, the advice of the General Counsel should be sought before taking any action.

Use of Corporate Assets; Fraudulent or Deceptive Practices; Fair Dealing

All employees must protect Calgon Carbon’s assets and ensure their efficient use. All Company assets must be used for legitimate business purposes, in a manner consistent with corporate policy. Employees may not participate in any fraudulent or deceptive activities involving Calgon Carbon, its customers, suppliers, contractors, co-workers, or anyone else with whom Calgon Carbon associates or does business. Each employee should endeavor to deal fairly with Calgon Carbon’s customers, suppliers, competitors, and other employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Employees should conduct their business affairs in a manner that Calgon Carbon’s reputation for ethical conduct will not be impugned if their dealings become a matter of public discussion.

Some examples of fraudulent or deceptive activities include:

•	Theft, fraud or embezzlement;

•	False or inflated billings, or Company expense accounts;

•	Payment of bribes, including, without limitation, bribes to governmental officials;

•	Payment of or receipt of “kickbacks” for obtaining business for or from Calgon Carbon;

•	Improper or unauthorized offering or receipt directly or indirectly of money, goods or services.

Anti-Bribery

UK Bribery Act

All Calgon Carbon business must be conducted in compliance with the U.K. Bribery Act of 2010 (the “UK Bribery Act”), which applies to every company that does business in the United Kingdom. The UK Bribery Act applies to actions both in the U.K. and throughout the world. It is a violation of the UK Bribery Act to:

•	offer, promise or give a financial or other advantage to another person, whether within the U.K. or in another part of the world, with the intention of inducing or rewarding improper conduct;

•	request, agree to receive or accept a financial or other advantage for or in relation to improper conduct;

•	bribe a foreign official; or

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•	bribe another person in the course of doing business intending either to obtain or retain business, or to obtain or retain an advantage in the conduct of business, for the Company.

Both the Company and the individual may be held liable for any violation of the UK Bribery Act. If there are any concerns about a potential transaction or violation, the General Counsel should be consulted for specific advice.

Foreign Corrupt Practices Act

All contacts by Calgon Carbon with officials of foreign governments, or officials of companies owned in whole or in part by foreign governments, must be conducted in compliance with the Foreign Corrupt Practices Act (“FCPA”). The FCPA prohibits payments of, promises to pay, or authorizations to pay, money, gifts or anything of value to officials of foreign governments, in order to “obtain or retain” business. Payments or gifts to a third party, such as an agent or sales representative, while knowing (or having reason to know) that all or part of the money or gift will be offered or given to such an official, are also prohibited. If employees violate the FCPA, the violation creates severe potential criminal and civil liability for themselves and Calgon Carbon. The types of conduct prohibited by the FCPA are not always clear. As a result, caution is required when doing business through foreign consultants, commercial representatives or agents, or with businesses that are owned, in whole or in part, by foreign governments or that have personal or family ties to government officials. In such instances, the General Counsel should be consulted for specific advice.

Political Contributions; Political Activities

Direct Contributions

United States In the United States it is unlawful for any corporation to make a contribution or direct expenditure in connection with any Federal election or with any primary election, political convention, or caucus held to select candidates for such elections. Similar laws exist in most states and municipalities. In any case, even where legal, it is the policy of Calgon Carbon not to contribute any corporate funds or other assets in connection with political campaigns at Federal, state, or local levels anywhere in the United States or its territories and possessions. Calgon Carbon may sponsor one or more political action committees to the fullest extent permitted by law. Contributions by any sponsored political action committee will be made in accordance with the constituent rules of the committee.

Foreign Countries Outside the United States, in countries where corporate political contributions are legal and accepted as part of a company’s role as a participant in the political process, such contributions may be made, but only if approved by the Board of Directors of Calgon Carbon after determination by the Company’s General Counsel to be legal and proper under all applicable laws, regulations, and Company policies.

Political Activities

Employees must comply with all applicable laws concerning the use of corporate funds, properties and services to influence governmental action or the nomination or election of any candidate to public office. All other forms of direct or indirect political assistance or support must be in strict compliance with applicable laws and regulations and must be properly authorized. Direct or indirect assistance or support includes by way of example, the use of Calgon Carbon

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meeting rooms, automobiles, computer, or mailing services, the services of Calgon Carbon personnel, and any other thing of value. As in other matters, compliance with accepted accounting rules and controls is required. Company records must accurately reflect and properly describe the transactions they record.

The above limitations relate only to the use of corporate property. Employees, as individuals, are encouraged to participate actively in the political process, including personal contributions to candidates or political parties of their choice.

Governmental Contacts

Calgon Carbon’s contacts with government officials and personnel, both in this country and abroad, must be conducted in compliance with all applicable laws and regulations and in such a way as to avoid even the appearance of impropriety. Contacts and relationships with government personnel must never be illegally fostered, suggest improper influence upon such persons, or compromise Calgon Carbon’s integrity. Assistance or support by Calgon Carbon to government officials or personnel must be made in a manner consistent with legal and ethical business practices. This requirement also applies to direct or indirect contributions or expenditures made by employees, agents or other representatives. Likewise, any entertainment of government officials must be conducted within the bounds of all applicable laws, sound business discretion, and the highest ethical standards.

Export Compliance

Sanctions and Trade Embargoes

The United States government uses economic sanctions and trade embargoes to further foreign policy and national security objectives. Employees must abide by all economic sanctions and trade embargoes that are in effect. Inquiries concerning whether a particular transaction is subject to an economic sanction or trade embargo should be referred to the General Counsel.

Export Controls

Calgon Carbon does business in many countries and exports goods to many countries. We must conduct our business in strict compliance with the export control laws of all the countries in which we do business including U.S. laws and must not export any goods or data without any required licenses. Employees should consult with the Company’s export control policy and manual when exporting products or information.

Misuse of Confidential Information

It is Calgon Carbon’s policy to maintain the confidential treatment of its financial, operating and other Company information, and to prohibit the misuse of any such information obtained during employment. Employees must maintain the confidentiality of information entrusted to them by Calgon Carbon or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed. It is a violation of federal securities law for any employee to trade in Calgon Carbon stock or securities, or the stock or securities of other companies, on the basis of non-public material information, including unannounced earnings or operating results, merger discussions, and possible acquisitions or divestitures. If an employee has knowledge of confidential or non-public material information, he or she may not use such information (or pass on such information to any other persons) for personal gain, directly or indirectly, through the purchase or sale of securities before such information is disclosed to the public. This applies even if a quarterly “trading window” is open. Engaging in insider trading will subject an employee to both civil and criminal penalties, as well

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as discharge from employment, and may also create civil and criminal liability for Calgon Carbon. In addition, upon leaving employment (for any reason) each employee must return all Company property documents, books, records, files and identifications.

Software Copyrights

Employees must not reproduce or distribute software that is protected by copyright, unless appropriate authorization has been obtained. Federal law provides protection to owners of copyrights to prevent unauthorized copying of their written works, and computer software is usually protected by copyright. Unauthorized copying of computer software can create significant liability for Calgon Carbon, as well as personal criminal liability for an employee in the case of willful infringement for profit. The absence of copyright notice does not necessarily mean that the owner does not claim copyright in the software, so an employee must make sure that all software utilized is either owned by Calgon Carbon or covered by a proper written license agreement.

Maintenance of Accurate and Complete Records

Accurate and complete corporate records must be maintained at all times, and any falsification of corporate records is a serious offense. Records must be maintained for the period required by Calgon Carbon policy to meet business needs and to comply with applicable laws, regulations, and other legal requirements. All payments of money, transfers of property, furnishing of services and other transactions must be approved in accordance with Calgon Carbon policy. Managers at all levels are responsible for the completeness of the documentation and for ensuring that funds are spent for the described purposes.

There shall be no undisclosed or unrecorded fund or asset of the Company or any of its subsidiaries. There shall be no false or misleading entries made in the books and records of the Company or any of its subsidiaries. Strict compliance with corporate accounting methods and controls is expected, as is cooperation with internal and external auditors.

All employees are required to make full disclosure of all relevant information to, and must cooperate with, internal and external auditors and legal counsel in the cause of audits or investigations.

Public Disclosure of Information

All disclosures of information in reports and documents that Calgon Carbon files with or submits to the Securities and Exchange Commission and in other public communications made by Calgon Carbon shall be full, fair, accurate, timely and understandable.

Use of Corporate Information Resources

The Internet and corporate email system are intended to be used for business purposes in compliance with all applicable laws and corporate policies. However, corporate policy does permit incidental personal usage. Personal use must be of reasonable duration and frequency, must not interfere with the performance of any employee’s job, must not be in support of a personal business or political activities, and must not involve activities that violate any corporate policies or that could be detrimental to Calgon Carbon. The passive receipt of offensive material by an employee may infer that such distribution is condoned. Accordingly, do not send or forward non-business related material, and if any such offensive material is received, the recipient should respond to the sender that the message violates corporate policy; that the

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recipient does not desire to receive such messages; and that the sender should not send such messages in the future. An employee who continues to receive improper email after providing such a response should report the matter to the appropriate management personnel. Employees should have no expectation of privacy concerning any data, material or information created, received, transmitted, or stored on company property or equipment.

Conflicts of Interest

There is a conflict of interest whenever personal interests or activities improperly influence or interfere with the objective and effective performance of one’s duties for Calgon Carbon, or when an employee or a member of his or her family receives improper personal benefits as a result of his or her position with Calgon Carbon. Employees must not engage in activity that creates a conflict of interest or the appearance of a conflict of interest between personal and professional relationships. Employees must conduct themselves in an ethical manner, without conflict of interest, and must not seek or accept improper personal gain.

Each director, officer and employee is responsible for reporting through the normal organizational channels any activity in which the individual is engaged that might create, or appear to create, a conflict of interest. Management will then determine whether or not potential conflict exists and establish the controls required to prevent it. If adequate controls are not possible, the particular activity will be terminated.

Failure to disclose circumstances that could constitute a conflict of interest will, in and of itself, constitute improper conduct.

In order to assist employees in determining when conflicts may exist, some guidelines follow:

1. Outside activities covered by this policy include those involving any director, officer, or employee of the Company or members of their immediate families.

2. An unusual potential for conflict of interest is inherent in certain situations. The examples set out below are not to be regarded as all-inclusive.

(a) Relationships with an enterprise, organization, agency or institution, or its representatives, which supplies, buys from, or competes with the Company involving:

(i) Direct or beneficial ownership or an interest in or of any class of the security of such an enterprise, except:

(1) An investment representing less than 1% of the outstanding securities of a publicly owned corporation.

(2) Where such investment constitutes less than 10% in actual value of the individuals’ investment portfolio.

(ii) Borrowing from such an enterprise.

(iii) Employment, consultation, or directorships with such an enterprise.

(iv) Receiving from or providing to such an enterprise, organization, agency or institution, or its representatives, gifts or favors of more than nominal value, or inappropriate or excessive entertainment, particularly in situations in which business judgment may be influenced.

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(b) Purchase, sale or lease – beyond normal personal needs – of materials, equipment, supplies, products, or real property which the Company purchases, leases or sells.

Corporate Opportunities

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Company.

Guidance Available

This Code does not refer to all laws, policies rules or regulations or standards applicable to conduct by Calgon Carbon employees. Requirements not referred to in this Code may apply to specific work activity. Many laws to which Calgon Carbon is subject are complex, and their application to Calgon Carbon business practices or activities can at times be unclear. Appropriate guidance should be sought regarding any proposed action that raises questions or creates uncertainty with respect to compliance with laws or regulations. Employees should seek the advice and guidance of the General Counsel with regard to any and all transactions that may have legal implications. Periodic legal and ethical compliance presentations are made throughout the year. Employees are expected to attend as requested and to follow the advice given at these presentations.

Waivers

A waiver of any provision of this Code or an underlying policy for a director or officer may be granted only by the Board of Directors or a committee appointed by the Board of Directors and, when required by law, regulation or rule, must be promptly disclosed to the shareholders.

Compliance

This Code reflects general principles to guide employees in making ethical decisions and is not intended to address every specific situation. As such, nothing in this Code prohibits or restricts Calgon Carbon from taking any disciplinary action on any matter pertaining to employee conduct, whether or not it is expressly discussed in the Code. The Code is not intended to create any expressed or implied contract with any employee or third party. In particular, nothing in this document creates any employment contract between Calgon Carbon and its employees. The Code may be revised, changed or amended at any time by the Board of Directors.

Administration and Reporting Violations of the Code

Administration of this Code is under the direction of the General Counsel. An employee must report any suspected illegal or unethical conduct connected with or affecting the business of Calgon Carbon or its affiliated companies. Such a good faith report should be made to the employee’s supervisor or to the General Counsel or over the EthicsPoint “hot line.” No retaliatory action will be taken against an employee who makes a good faith report of suspected illegal or unethical conduct. If the conduct relates to workplace harassment or other discriminatory matters, the report may also be made to Human Resources. Calgon Carbon, to

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the extent practical, will keep confidential the identity of anyone making such a report. The addresses and telephone numbers for reporting are:

Human Resources	EthicsPoint	General Counsel
412-787-6665	www.ethicspoint.com	412-787-6786

Reporting Questionable Accounting or Auditing Matters

Employees who wish to submit concerns about the Company’s accounting, financial reporting, internal accounting controls and/or auditing matters (“Accounting and Auditing Matters”) to the attention of the Audit Committee, may submit their concerns to the General Counsel of Calgon Carbon or through EthicsPoint. Additional details regarding Calgon Carbon’s procedures for reporting Accounting and Auditing Matters can be found in Calgon Carbon’s “Employee Complaint Procedures for Accounting and Auditing Matters” available on Calgon Carbon’s website.

October 2011

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